AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1998

                                                   REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                JENNA LANE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                          22-3351399
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                       Identification Number)

                                  1407 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 704-0002
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JENNA LANE, INC.
                       1996 INCENTIVE STOCK OPTION PLAN
                           (Full title of the plan)

                          MITCHELL DOBIES, PRESIDENT
                               JENNA LANE, INC.
                                1407 BROADWAY
                           NEW YORK, NEW YORK 10018
                                (212) 704-0002
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------
                                  COPIES TO:
                            David N. Feldman, Esq.
                         Law Offices of David N. Feldman
                         36 West 44th Street, Suite 1201
                            New York, New York 10036
               Telephone: (212) 869-7000 Facsimile: (212) 997-4242
                            ------------------------
                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
Title of securities        Amount to be       Proposed maximum             Proposed maximum              Amount of
to be registered           registered(1)      offering price per unit(2)   aggregate offering price(2)   registration fee

Common Stock               600,000 shares     $10.4375                     $6,262,500                    $1,897.54

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(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated, in accordance with 17 CFR 230.457 (c), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price per Share is based on the average of the high and low prices reported by the NASDAQ National Market System as of January 26, 1998 which is within five (5) business days prior to the date of this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* The information required by Items 1 and 2 of Form S-8 is not filed as a part of this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 (b)(1) under the Securities Act of 1933, as amended ("Securities Act").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference in this Registration Statement the following documents:

         (a) The Registrant's latest annual report on Form 10-K, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Registrant's latest fiscal year.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

         All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.                  Not applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.     Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Section 145 of the General Corporation Law of Delaware
(the "Delaware Corporation Law"), Article 9 of the Registrant's Certificate of Incorporation, a copy of which is filed as Exhibit 4.1 to this Registration Statement, provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as amended from time to time, each person that such section grants the Registrant the power to indemnify. Section 145 of the Delaware Corporation Law permits the Registrant to indemnify any person in connection with the defense or settlement of any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner that he reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may be indemnified by the Registrant against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

         Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article 8 of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 4.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for breach of his duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The aforesaid provision also eliminates the liability of any stockholder for managerial acts or omissions, pursuant to Section 350 of the Delaware Corporation Law or any other provision of Delaware law, to the same extent that such liability is limited for a director.

         The Company intends to enter into Indemnification Agreements with its officers and directors. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

         The Company maintains directors and officers liability insurance in such amounts as it deems appropriate.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.        Not applicable.


ITEM 8.  EXHIBITS.

4.1               Certificate of Incorporation of Registrant
4.2               Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock
4.3               Amended Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock
4.4               By-laws of Registrant
5.1               Opinion of the Law Offices of David N. Feldman
23.1              Consent of Edward Isaacs, independent certified public accountants
23.2              Consent of  the Law Offices of David N. Feldman (included in Exhibit 5.1)
24.1              Power of Attorney (contained on page 5 herein)


ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Mitchell Dobies his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 30, 1997.

JENNA LANE, INC.


By:     /s/ Mitchell Dobies
Name: Mitchell Dobies
Title: President, Co-Chief Executive Officer

SIGNATURE                                            TITLE                            DATE
---------                                            -----                            ----
/s/ Mitchell Dobies                         President, Co-Chief Executive      December 30, 1997
Mitchell Dobies                             Officer and Director
                                            (Principal Executive
                                            Officer)

/s/ Charles Sobel                           Co-Chief Executive Officer,        December 30, 1997
Charles Sobel                               Executive Vice President,
                                            Director


/s/ Mitchell Herman                         Director                           December 30, 1997
Mitchell Herman


/s/ Gerald Kanter                           Director                           December 30, 1997
Gerald Kanter


/s/ Gerald Cohen                            Director                           December 30, 1997
Gerald Cohen


/s/ Jeffrey Marcus                          Chief Financial Officer            December 30, 1997
Jeffrey Marcus                              (Principal Financial and
                                            Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 30, 1997.

1996 Incentive Stock Option Plan of Jenna Lane, Inc.

By: /s/ Mitchell Dobies
Name: Mitchell Dobies
Title :  President

                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION

4.1           Certificate of Incorporation of Registrant*
4.2 Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock*
4.3 Amended Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock
4.4           By-laws of Registrant*
5.1           Opinion of the Law Offices of David N. Feldman
23.1          Consent of Edward Isaacs, independent certified public accountants
23.2          Consent of the Law Offices of David N. Feldman (included in
              Exhibit 5.1)
24.1          Power of Attorney (contained on page 5 herein)

-----------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1, registration number 333-11979.

                                   EXHIBIT 4.3

                                JENNA LANE, INC.

         Amended Certificate of Designation, Preferences and Rights of
                        Series A Convertible Preferred Stock
       Pursuant to Section 151 (g) of the General Corporation Law of the
                                State of Delaware

         We, being, respectively, the President and Secretary of JENNA LANE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

         FIRST: That, pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of its Certificate of Incorporation, as amended, said Board of Directors duly adopted, upon unanimous written consent, the following resolution:

         RESOLVED, that the Board of Directors, pursuant to authority granted and expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, as amended, hereby amends the Certificate of Designation which authorized the issue from time to time of a series of Preferred Stock of the Corporation and hereby declares that this series no longer has any authorized and issued shares of such series outstanding and none shall be issued in any event and in particular none shall be issued pursuant to that Certificate of Designation previously filed which fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof.

         Section 1. Designation. The series of Preferred Stock to be canceled was designated and known as "Series A Convertible Preferred Stock" and is sometimes referred to herein as the "Preferred Stock". The number of shares constituting such series was five hundred thousand (500,000).

         Section 2. Conversion. The holders of those shares of the Preferred Stock had conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Preferred Stock was convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully paid and nonassessable shares of Common Stock (calculated to the nearest one-one-hundredth (1/100) of a share) determined by dividing two dollars ($2.00) by the conversion price, later determined, in effect at the time of conversion. The conversion price at which shares of Common Stock were deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof (the "Conversion Price") was initially two dollars ($2.00) per share of Common Stock.

         (b) Automatic Conversion. Each share of Preferred Stock was automatically convertible into shares of Common Stock at the then effective Conversion Price upon the closing of a public offering pursuant to an effective underwritten registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least six dollars ($6.00), subject to adjustment for stock splits, stock dividends, recapitalizations and other similar transactions, and having an aggregate offering price resulting in net proceeds to the Corporation of not less than Four Million Dollars ($4,000,000). Said public offering was closed on March 26, 1997 and each person who held of record Preferred Stock immediately prior to such automatic conversion was entitled to all dividends which had accrued to the time of the automatic conversion, but not paid on the Preferred Stock, although no such accrued but unpaid dividends were applicable.

         (c) Common Stock Reserved. The Corporation reserved and kept available out of its authorized but unissued Common Stock such number of shares of Common Stock as was sufficient to effect conversion of the Preferred Stock. As a result, there remain no outstanding issued shares of Series A Convertible Preferred Stock.

         SECOND: That said determination that there were no longer any authorized shares of Series A Convertible Preferred Stock outstanding, and that as of the date set forth herein, none shall be issued subject to the Certificate of Designation previously filed with respect to this series of Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 151(g) of the

General Corporation Law of the State of Delaware. Also in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, once this Amended Certificate becomes effective, it shall have the effect of eliminating from the certificate of incorporation all matters set forth in the certificate of designation with respect to such series of Preferred Stock.

         IN WITNESS WHEREOF, this Amended Certificate has been signed by the President of JENNA LANE, INC. and said Corporation has caused its corporate seal to be hereunder affixed and attested by its Secretary, all as of the 26th day of March, 1997.

         JENNA LANE, INC.                                  ATTEST:
         By: /s/                              [SEAL]       /s/
             Mitchell Dobies, President                    Secretary

                                   EXHIBIT 5.1

                         Law Offices of David N. Feldman
                         36 West 44th Street, Suite 1201
                            New York, New York 10036

                             January     , 1998

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Jenna Lane, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof. The Registration relates to the registration of 600,000 shares ("Shares") of Common Stock, par value $.01 per share issuable upon exercise of stock options ("Options") to be granted pursuant to the Company's 1996 Incentive Stock Option Plan.

         We are counsel to the Company and are familiar with the proceedings of its stockholders and Board of Directors. For purposes of this opinion, we have examined and relied upon such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Options, the Shares will be duly authorize, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this option as a part of the Registration Statement and to the use of our name therein and in the related prospectus.


                                           Very truly yours,


                                           /s/ Law Offices of David N. Feldman